Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

Carol M. Browner to Join Bunge Limited Board of Directors

WHITE PLAINS, NY – July 31, 2013 – Bunge Limited (NYSE: BG) today announced that Carol M. Browner has been appointed to its Board of Directors as an independent director, effective August 5, 2013.

Ms. Browner, age 56, is a senior counselor at Albright Stonebridge Group, a global advisory firm that provides strategic counsel to businesses on government relations, macroeconomic and political risks, regulatory issues, market entry strategies, and environmental, social and corporate governance issues.  From 2009 to 2011, she served as assistant to President Obama and director of the White House Office of Energy and Climate Change Policy, where she oversaw the coordination of environmental, energy, climate, transport and related policies across the federal government.  From 2001 to 2008, Ms. Browner was a founding principal of the Albright Group and Albright Capital Management LLC.  Previously, she served as administrator of the Environmental Protection Agency from 1993-2001.

“Carol’s experience working at the nexus of energy, the environment and agriculture will bring an important perspective to Bunge’s Board of Directors,” said Alberto Weisser, Executive Chairman, Bunge Limited.  “She has a deep understanding of key issues facing our industry and a strong track record, in both the public and private sectors, of leading and advising large, complex organizations.”

Ms. Browner serves as a distinguished senior fellow at the Center for American Progress. She is a member of the boards of The Spectrum Solutions Company and the League of Conservation Voters, as well as the advisory boards of Harvest Power and Bloomberg Government.  Ms. Browner also is a member of the advisory committee of the Export-Import Bank of the United States.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide;

processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

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